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                                                                   EXHIBIT 10.27

                      MEMORANDUM OF AGREEMENT BETWEEN THE
                       UNITED STATES DEPARTMENT OF ENERGY
                        AND THE UNITED STATES ENRICHMENT
                            CORPORATION RELATING TO
                                 ADMINISTRATION
                         OF WORKER TRANSITION SERVICES


                 THIS MEMORANDUM OF AGREEMENT is entered into as of June 30, 1998, by and between the UNITED STATES DEPARTMENT OF ENERGY ("D0E") and the UNITED STATES ENRICHMENT CORPORATION ("USEC" or the "Corporation").

                 WHEREAS, USEC operates the gaseous diffusion plants ("GDP's") using contractor employees. and currently the operating contractor is Lockheed Martin Utility Services (LMUS);

                 WHEREAS, USEC anticipates that a reduction in employment of these contractor employees is likely to be necessary in the next two years;

                 WHEREAS, USEC and DOE prefer to achieve the necessary reductions in employment through attrition and voluntary separations to the extent commercially practicable in accordance with applicable laws and contractual commitments and wish to mitigate or prevent adverse impacts of those reductions by providing enhanced benefits;

                 WHEREAS, the Department's Office of Worker and Community Transition is responsible for overseeing the development and implementation of plans for restructuring the work forces at the Department's defense nuclear facilities and for providing worker transition services for the adversely affected workforces, and thus has relevant expertise in administering the development and implementation of worker transition programs;

                 WHEREAS, section 161v. of the Atomic Energy Act provides that the Department may provide services in support of USEC, provided that the Department collects payments or other charges sufficient to ensure recovery of its costs;

                 WHEREAS, section 1311 of the Atomic Energy Act authorizes the Corporation to request to use on a reim-





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bursable basis the available services of agencies of the United States, including the Department;

                 NOW, THEREFORE, under the authority of the USEC Privatization Act, the Energy Policy Act, the Atomic Energy Act and other law, DOE and USEC hereby agree as follows:

ARTICLE 1   DEFINITIONS

                 The following terms when capitalized and used in this Agreement shall have the meanings indicated below.

                 "Affected Communities" means Piketon, Ohio, and Paducah, Kentucky, and surrounding communities.

                 "Affected Employees" means those employees currently employed by the O&M Contractor at the Gaseous Diffusion Plants at Piketon, Ohio, and Paducah, Kentucky, whose employment by the O&M Contractor is terminated pursuant to a voluntary or involuntary separation plan carried out in accordance with Article 3(a).

                 "Atomic Energy Act" means the Atomic Energy Act of l954, as amended, 42 U.S.C. Sections 2011 et. seq.

                 "Energy Policy Act" means the Energy Policy Act of 1992, Title IX of Public Law 102-486.

                 "Fiscal Year" means USEC's fiscal year, which begins July l and ends June 30.

                 "Fund" has the meaning ascribed to it in Article 2.

                 "Gaseous Diffusion Plants" or "GDP's" means the gaseous diffusion plants at Paducah, Kentucky and Piketon, Ohio owned by DOE, portions of which are leased to USEC under the Lease Agreement Between the United States Department of Energy and the United States Enrichment Corporation, dated July 1, 1993, as amended.

                 "O&M Contractor" means the contractor employed by USEC to operate the GDP's, currently Lockheed Martin Utility Services.





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                 "Privatization Date" means the date on which 100 percent of the ownership of the Corporation has been transferred to private investors pursuant to the USEC Privatization Act.

                 "Secretary" means the Secretary of Energy.

                 "USEC Privatization Act" means Title III of Public Law
104-134.


ARTICLE 2   FUNDING MECHANISM

                 Prior to the Privatization Date, USEC shall transfer $20 million to an account in the U.S. Treasury designated by the Department of the Treasury ("the Fund") to be administered by DOE to accomplish the purposes set forth in this Agreement, including Attachment A.


ARTICLE 3   WORKER TRANSITION SERVICES

                 (a) DOE shall, at USEC's request, assist USEC in formulating and implementing a plan to achieve any necessary reductions in employment at the GDP's during Fiscal Years 1999 and 2000 in accordance with the following criteria:

                 (1) Reductions shall be achieved through attrition and voluntary programs to the extent commercially practicable;

                 (2) Reductions shall be structured to preserve the skill mix that USEC concludes is necessary at the GDP's, with reductions targeted by plant, department, function and job classification to achieve the employment levels specified by USEC; and

                 (3) In the event the required workforce reductions are not achieved through voluntary programs, DOE shall, at USEC's request, assist USEC in implementing an involuntary reduction program;





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provided that, consistent with the requirements of sections 16lv. and 1311 of the Atomic Energy Act, any expenses incurred by DOE in providing such advice are to be paid only from amounts available in the Fund. (DOE estimates that such expenses will not exceed $200,000.)

                 (b) Using amounts available in the Fund, DOE shall be responsible for administering or overseeing the administration of a program for providing enhanced benefits (Fund Enhanced Program) to Affected Employees.
Such benefits shall be in addition to any benefits the Affected Employees are otherwise entitled to receive from the O&M Contractor pursuant to any applicable labor contracts or employee benefit policies or procedures.

                 (c) The O&M Contractor, or such other entity as agreed upon by DOE and USEC, with funds provided by DOE, shall provide enhanced benefits to the Affected Employees in a manner agreed to by DOE and USEC; provided that, the total costs of administering the Fund Enhanced Program, including DOE's costs and the amount of any funds provided under this Agreement to the Affected Employees, does not exceed the total amount in the Fund; and further provided that the O&M Contractor is responsible for identifying the Affected Employees and further provided that the amount of funds provided to an Affected Employee shall be determined in accordance with this Agreement and Attachment A.


ARTICLE 4         COMMUNITY TRANSITION SERVICES TO BE PROVIDED BY DOE

                 (a) A portion of the Fund shall be available for allocation by DOE in a manner agreed to by DOE and USEC to the Affected Communities for economic development proposals that would create employment suitable for the Affected Employees. The parties currently estimate that the portion to be allocated for this purpose will be five million dollars ($5 million).


ARTICLE 5  HIRING PREFERENCE BY DOE

                 In addition to the benefits provided pursuant to Article 3, DOE shall, where practicable, extend a preference in the hiring at DOE facilities to any eligi-





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ble adversely affected employee of an operating contractor at either plant pursuant to section 3110 of the USEC Privatization Act and section 3161 of the National Defense Authorization Act of Fiscal Year 1993.


ARTICLE 6  EXPIRATION OF AGREEMENT

                 (a) Any funds not expended or obligated within two (2) years of the Privatization Date under Article 3 shall be made available for purposes specified in Article 4.

                 (b) In the event that the Privatization Date does not occur by June 30, 1999, either party shall have the option to terminate this Agreement by written notice to the other party upon 30 days' notice.


ARTICLE 7  MODIFICATIONS AND PRIVATIZATION

                 (a) Amendments. Except for changes made pursuant to Article 7(b) hereof, no change to this Agreement shall be valid or binding unless such change is agreed to in writing by the parties.

                 (b) Privatization. If USEC is privatized and its duties and obligations are assumed by a private corporation pursuant to such privatization, this Agreement shall survive and shall be transferred to such private corporation without the need for DOE or USEC to take any further action. In such event, the name of such private corporation shall be substituted for that of USEC in this Agreement.


ARTICLE 8  MISCELLANEOUS

                 (a) Force Majeure. A Party shall not be liable for any delay in, or prevention of, performance of its obligations under this Agreement to the extent due to a "Force Majeure." A Force Majeure shall mean any event arising from causes beyond the control of a Party that causes a delay in or prevents the performance of any obligation by that Party under this Agreement, including, acts of God; fire; war; insurrection; civil disturbance; explosion; acts or a failure to act by the other Party;





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unanticipated breakage or accident to machinery, equipment or lines of pipe despite reasonably diligent maintenance; other circumstances that represent an imminent danger to human health, safety or the environment; adverse weather conditions that could not be reasonably anticipated; unusual delay in transportation, restraint by court order or order of public authority; and delays caused by compliance with applicable statutes or regulations governing contracting, procurement or acquisition procedures, despite the exercise of reasonable diligence. Force Majeure shall not include increased costs or expenses.

                 (b) Entire Agreement. This Agreement contains the entire understanding of DOE and USEC with respect to the subject matter of this Agreement.

                 (c) Notices. Unless otherwise agreed by the parties, communications concerning this Agreement may be made by electronic or facsimile transmission (hard copy to follow) and shall be made to the following:

For DOE:

Robert DeGrasse, Jr.
Director, Office of Worker and Community Transition
U.S. Department of Energy
1000 Independence Ave., S.W.
Washington, DC 20585
Fax: 202-586-8403

For USEC:

Henry Z Shelton, Jr.
United States Enrichment Corporation
2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
Fax: (301) 564-3205

The effective date of any communication shall be thirty (30) calendar days after the date of the receipt of such electronic, facsimile or other communication by the addressee.





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                 (d)  Applicable Law.  This Agreement shall be governed and construed in accordance with the laws of the United States of America.

                 (e) Further Assistance. DOE and USEC shall provide such information, execute and deliver any agreements, instruments and documents and take such other actions as may be reasonably necessary or required, which are not inconsistent with the provisions in this Agreement and which do not involve the assumption of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out its intent and the intent of the Act.

                 (f) Effective Date. This Agreement shall become effective upon the date of the last signature of the parties to the Agreement.





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                 IN WITNESS WHEREOF, DOE and USEC have caused this Agreement to be executed and delivered as of the date first above written and hereby affix the signatures of their duly authorized representatives.

UNITED STATES DEPARTMENT OF ENERGY



By:  /S/ FEDERICO PENA
     --------------------------------
         Federico Pena
         Secretary

Date:  June 30, 1998
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                 AND


UNITED STATES ENRICHMENT CORPORATION



By:  /S/ J.W. BENNETT
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         J. W. Bennett
         VP, Advanced Tech.


Date:  June 30, 1998
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